Exhibit 99.1

FOR IMMEDIATE RELEASE:

Ann Taylor Announces January 2008 and Fiscal Year 2007 Sales Results

January Comparable Store Sales Even With Year-Ago

New York, New York, February 7, 2008 – AnnTaylor Stores Corporation (NYSE: ANN) today announced its sales results for the month of January 2008 and the full fiscal year 2007. The Company noted that fiscal 2007 represented a 52-week period, while fiscal 2006 represented a 53-week period. As a result, the fiscal 2007 month of January included one less week of sales than did the fiscal 2006 month of January.

Including this impact, net sales for the four-week period ended February 2, 2008 decreased 14.7% to $127.9 million, compared with net sales of $149.9 million for the five-week period ended February 3, 2007, which included approximately $31 million in net sales from the extra week. By division, net sales for Ann Taylor decreased 26.6% to $44.8 million in January 2008, compared with net sales of $61.0 million in January 2007. For Ann Taylor LOFT, net sales decreased 8.1% to $62.2 million in January 2008, compared with net sales of $67.7 million in January 2007.

Comparable store sales for the four-week period ended February 2, 2008 were even with the four-week period ending January 27, 2007. By division, comparable store sales for Ann Taylor decreased 6.5% in January 2008, and for Ann Taylor LOFT, comparable store sales increased 5.9% in January 2008.

Commenting on the announcement, Ann Taylor President & Chief Executive Officer Kay Krill stated, “As we expected, our results in January continued to be impacted by the macroeconomic slowdown as well as continued soft traffic trends at both divisions. To keep our inventories turning, we were promotionally aggressive during the month, and we are entering fiscal 2008 in a healthy inventory position. As we look ahead, our focus will continue to be on elevating our product offering at both divisions, as well as executing our recently-announced restructuring program. We believe we are positioning ourselves prudently to weather this period of softness and uncertainty and will remain focused throughout the upcoming year on managing the things within our control and mitigating business risk wherever possible.”

For the 52-week period ended February 2, 2008, net sales increased 2.3% to $2,396.5 million, compared with net sales of $2,342.9 million for the 53-week period ended February 3, 2007. By division, net sales for Ann Taylor decreased 5.1% to $866.6 million in fiscal 2007, compared with net sales of $912.8 million in fiscal 2006. For Ann Taylor LOFT, net sales increased 2.4% to $1,174.4 million in fiscal 2007, compared with net sales of $1,146.5 million in fiscal 2006.

Comparable store sales for the 52-week period ended February 2, 2008 decreased 3.3%. By division, comparable store sales for Ann Taylor decreased 3.7% in fiscal 2007, and for Ann Taylor LOFT, comparable store sales decreased 5.4% in fiscal 2007.

Ann Taylor is one of the country’s leading women’s specialty retailers, operating 921 stores in 46 states, the District of Columbia and Puerto Rico, and also Online Stores at www.anntaylor.com and www.anntaylorLOFT.com as of November 3, 2007.

Contact:

Judith A. Pirro

Director, Investor Relations

Ann Taylor Stores Corporation

7 Times Square, New York, NY 10036

212-541-3598

ANNTAYLOR

FORWARD-LOOKING STATEMENTS

Certain statements in this press release are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements may use the words “expect”, “anticipate”, “plan”, “intend”, “project”, “may”, “believe” and similar expressions. Forward-looking statements also include representations of the expectations or beliefs of the Company concerning future events that involve risks and uncertainties, including:

•	the Company’s ability to predict accurately client fashion preferences;

•	competitive influences and decline in the demand for merchandise offered by the Company;

•	the Company’s ability to successfully execute brand extensions and new concepts;

•	effectiveness of the Company’s brand awareness and marketing programs;

•	the Company’s ability to secure and protect trademarks and other intellectual property rights in the United States and/or foreign countries;

•	general economic conditions, including the impact of higher fuel and energy prices, interest rates, a downturn in the retail industry or changes in levels of store traffic;

•	fluctuation in the Company’s level of sales and earnings growth;

•	the Company’s ability to locate new store sites or negotiate favorable lease terms for additional stores or for the lease renewal or expansion of existing stores;

•	risks associated with the performance and operations of the Company’s Internet operations;

•	a significant change in the regulatory environment applicable to the Company’s business;

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risks associated with the possible inability of the Company, particularly through its sourcing and logistics functions, to operate within production and delivery constraints and the Company’s dependence on a single distribution facility;

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the uncertainties of sourcing associated with the current quota environment, including changes in sourcing patterns resulting from the elimination of quota on apparel products and the re-imposition of quotas in certain categories, and other possible trade law or import restrictions;

•	financial or political instability in any of the countries in which the Company’s goods are manufactured;

•	risks associated with a failure by independent manufacturers to comply with the Company’s quality, product safety and labor practices requirements;

•	the potential impact of natural disasters and public health concerns, particularly on the Company’s foreign sourcing offices and manufacturing operations of the Company’s vendors;

•	acts of war or terrorism in the United States or worldwide;

•	work stoppages, slowdowns or strikes;

•	the Company’s ability to hire, retain and train key personnel;

•	the Company’s ability to successfully upgrade and maintain its information systems, including adequate system security controls;

•	the Company’s ability to continue operations in accordance with its business continuity plan in the event of an interruption;

•	the risk that the benefits expected from the restructuring program will not be achieved or may take longer to achieve than expected; and

•	changes in management’s assumptions and projections concerning costs and timing in execution of the restructuring program.

Further description of these risks and uncertainties and other important factors are set forth in the Company’s latest Annual Report on Form 10-K, including but not limited to Item 1A – Risk Factors and Item 7 – Management’s Discussion and Analysis of Financial Condition and Results of Operations therein, and in the Company’s other filings with the SEC. Although these forward-looking statements reflect the Company’s current expectations concerning future events, actual results may differ materially from current expectations or historical results. The Company does not assume any obligation to publicly update or revise any forward-looking statements at any time for any reason.